EXHIBIT 99.1

Winland Electronics Announces Receipt of Extension to Regain Compliance with NYSE Amex Continued Listing Standards

Mankato, Minn. / February 7, 2012 - Winland Electronics, Inc. (NYSE Amex: WEX) (“Winland”) announced that it received a letter from NYSE Regulation informing Winland that it made a reasonable demonstration of its ability to regain compliance with Section 1003(a)(ii) of the NYSE Amex LLC’s (the “Exchange”) Company Guide by May 29, 2013.  Winland is currently not in compliance with the continued listing standards of the Exchange, however, the Exchange has given Winland an extension until May 29, 2013 to regain compliance with the continued listing standards.  Winland’s listing on NYSE Amex Exchange is being continued pursuant to this extension.

About Winland Electronics

Winland Electronics, Inc. (www.winland.com), is an industry leader of critical condition monitoring devices. Products including EnviroAlert, WaterBug, TempAlert, Vehicle Alert and more are designed in-house to monitor critical conditions for industries including health/medical, grocery/food service, commercial/industrial, as well as agriculture and residential. Proudly made in the USA, Winland products are compatible with any hard wire or wireless alarm system and are available through distribution world wide.  Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

CONTACT:           Brian Lawrence                                                     Tony Carideo
CFO & Senior Vice President                                     The Carideo Group, Inc.
(507) 625-7231                                                               (612) 317-2881

Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by Winland do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to meeting the Exchange’s continued listing standards by May 29, 2013 and that no other events will jeopardize Winland’s continued listing on the Exchange are forward-looking.  No forward-looking statement can be guaranteed and actual results may vary materially.